EXHIBIT 4.3

AMENDMENT NO. 2 TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amendment No. 2 to Amended and Restated Registration Rights Agreement (this “Amendment”) is entered into as of December 19, 2005 by and between Placer Sierra Bancshares, a California corporation formerly known as Placer Capital Co. II (the “Company”) and California Community Financial Institutions Fund Limited Partnership, a California limited partnership (the “Fund”).

WITNESSETH:

WHEREAS, the Company and the Fund entered into an Amended and Restated Registration Rights Agreement, dated as of March 15, 2004, as subsequently amended (the “Amended and Restated Registration Rights Agreement”), whereby the Company provided the Fund with certain registration rights;

WHEREAS, the Company has previously provided registration for 5,943,306 shares of the Company’s common stock (the “Common Stock”) owned by the Fund;

WHEREAS, the Fund owns 7,222,379 shares (the “Remaining Shares”) of Common Stock that remain subject to registration rights under the Amended and Restated Registration Rights Agreement;

WHEREAS, the Fund has indicated its desire to request one or more registrations, on a continuous or delayed basis under Form S-3, of the Remaining Shares;

WHEREAS, the Company and the Fund acknowledge and agree that the Company has no obligation under the Amended and Restated Registration Rights Agreement to provide for underwritten registrations of the Remaining Shares;

WHEREAS, the Company is nonetheless prepared to provide underwritten registrations for the Remaining Shares as requested by the Fund provided that the Fund agrees to reimburse the Company for any additional costs and expenses which the Company may incur as a result of providing such underwritten registrations; and

WHEREAS, the Company and the Fund have agreed that the estimated costs and expenses to the Company to provide non-underwritten registrations of the Remaining Shares, on a continuous or delayed basis under Form S-3, would be $125,300 (the “Expense Cap”).

NOW, THEREFORE, in consideration of the recitals, mutual covenants, and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Amended and Restated Registration Rights Agreement is hereby amended as follows:

1. Definitions. All capitalized terms used herein which are defined in the Amended and Restated Registration Rights Agreement and not otherwise defined herein are used as defined therein.

2. Registration Rights. The Company, at the request of the Fund, has filed a Registration Statement on Form S-3 (the “Shelf Registration Statement”) covering the offer and sale of the Remaining Shares, on a continuous and delayed basis as permitted pursuant to Rule 415 of the Rules and Regulations of the SEC under the Securities Act (the “Offering”).

3. Expenses of Registration. Notwithstanding anything in the Amended and Restated Registration Rights Agreement to the contrary, the Company and the Fund hereby agree that: (a) the Company’s obligation to bear costs and expenses incurred in connection with the Shelf Registration Statement and the Offering is limited to the Expense Cap; and (b) the Fund shall bear or reimburse the Company for any and all costs and expenses, including any legal fees for counsel to the Company (other than in-house general counsel) or counsel to the Fund (including any legal opinions required in connection with the Offering), which are incurred by the Company, or which the Company may become obligated to pay, in connection with the Shelf Registration Statement and the Offering, to the extent that such costs and expenses exceed, in the aggregate, the Expense Cap.

4. No Other Amendment. Except as amended hereby, the Amended and Restated Registration Rights Agreement shall remain in full force and effect as originally executed.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PLACER SIERRA BANCSHARES

By:	/s/ Ronald W. Bachli
Name: Ronald W. Bachli, Chairman

CALIFORNIA COMMUNITY FINANCIAL INSTITUTIONS FUND LIMITED PARTNERSHIP

By:	BELVEDERE CAPITAL PARTNERS LLC, its
General Partner

By:	/s/ Thomas Byrom
Name: J. Thomas Byrom, Manager